Exhibit 5.1

December 18, 2025

Board of Directors

Thor Industries, Inc.

52700 Independence Court

Elkhart, IN 46514

RE:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Thor Industries, Inc., a Delaware corporation (the “Company”), in connection with the filing of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of 2,800,000 shares of the Company’s Common Stock, par value $0.10 per share (the “Shares”), which may be issued under the Thor Industries, Inc. Amended and Restated Equity and Incentive Plan (the “Plan”). Unless otherwise defined herein, capitalized terms used herein shall have the meanings assigned to them in the Registration Statement.

We have investigated those questions of law as we have deemed necessary or appropriate for purposes of this opinion. We have also examined originals, or copies certified or otherwise identified to our satisfaction, of those documents, corporate or other records, certificates and other papers that we deemed necessary to examine for purposes of this opinion, including (i) the Registration Statement; (ii) the Plan; (iii) a copy of the Amended and Restated Certificate of Incorporation of the Company, together with all amendments thereto; (iv) a copy of the Amended and Restated By-Laws of the Company, as amended to date; (v) resolutions relating to the approval of the Plan adopted by the Company’s Board of Directors (the “Resolutions”); and (vi) an Officer’s Certificate of even date herewith as to certain factual matters, including without limitation the approval of the Plan by the shareholders of the Company at that certain annual meeting of shareholders held on December 17, 2025. We have also relied, without investigation as to the accuracy thereof, on other certificates of and oral and written communications from public officials and officers of the Company.

For purposes of this opinion, we have assumed (i) the genuineness of all signatures; (ii) the authenticity of all documents submitted to us as originals and the conformity to authentic originals of all documents submitted to us as certified or photostatic copies; (iii) that the Resolutions have not been and will not be amended, altered or superseded before the filing of the Registration Statement; and (iv) that the registration requirements of the Securities Act and all applicable requirements of state laws regulating the offer and sale of the Shares will have been duly satisfied. The opinion set forth herein is limited to the Delaware General Corporation Law.

Board of Directors

Thor Industries, Inc.

December 18, 2025

Based upon the foregoing and subject to the qualifications set forth in this letter, we are of the opinion that the Shares are duly authorized and, if and when issued and delivered in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the filing of a copy of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Ice Miller LLP